Exhibit 99.1

FOR IMMEDIATE RELEASE

A. Bruce Montgomery, M.D. Joins ZymoGenetics Board of Directors

Seattle, March 11, 2010—ZymoGenetics, Inc. (NASDAQ: ZGEN) today announced that A. Bruce Montgomery, M.D. was named to the company’s Board of Directors.

“We’re delighted to have Dr. Montgomery join the board,” said Bruce L.A. Carter, Ph.D., Chairman of the Board. “His many years of global pharmaceutical and biotech industry experience, including involvement with a number of drug approvals, will be of great benefit to the company and its shareholders as we continue developing our pipeline of promising product candidates for hepatitis C, metastatic melanoma and atopic dermatitis.

“I’m pleased to be appointed to the ZymoGenetics Board,” said A. Bruce Montgomery, M.D. “I’ve long had a deep respect for the other board members and the management team and look forward to contributing to the company’s success.”

A. Bruce Montgomery, M.D. serves as Senior Vice President and Head of Respiratory Therapeutics at Gilead Sciences, Inc., where he was instrumental in helping to obtain approval for Cayston® (aztreonam for inhalation solution) as a treatment to improve respiratory symptoms in cystic fibrosis patients with Pseudomonas aeruginosa. Dr. Montgomery founded Corus Pharma in January 2001 and served as the company’s CEO and Director for five years. Prior to founding Corus, Dr. Montgomery served as Executive Vice President of Research and Development at PathoGenesis Corporation, where he managed the development of inhaled tobramycin for the treatment of cystic fibrosis. Previously, Dr. Montgomery helped Genentech Inc. develop Pulmozyme, another treatment for cystic fibrosis. Dr. Montgomery received his Bachelor of Science in Chemistry and Doctorate of Medicine from the University of Washington, Seattle and is a board certified internist and pulmonologist.

In addition, ZymoGenetics Board member Lars Rebien Sørensen, President and Chief Executive Officer of Novo Nordisk A/S, has resigned from the Board. “We wish to thank Lars Rebien Sørensen for his years of support and service,” said Bruce L.A. Carter, Ph.D., Chairman of ZymoGenetics Board.

About ZymoGenetics

ZymoGenetics is a biopharmaceutical company focused on the development and commercialization of therapeutic proteins for the treatment of human diseases. The company has developed and is marketing RECOTHROM® Thrombin, topical (Recombinant) in the United States. ZymoGenetics has two product candidates in clinical development: PEG-Interferon lambda, being studied in collaboration with Bristol Myers Squibb (BMS) for treatment of hepatitis C virus (HCV) infection, and IL-21, being tested by ZymoGenetics as a potential treatment for metastatic melanoma. In addition, ZymoGenetics has an anti-IL-31 monoclonal antibody in preclinical development, which it expects to test initially as a treatment for atopic dermatitis. Several of the product candidates previously identified through ZymoGenetics’ discovery research efforts have been licensed to and are being developed by third parties, including Merck Serono and Novo Nordisk. ZymoGenetics is eligible to receive milestone payments and royalties related to these assets. For further information, visit www.zymogenetics.com.

Media and Investor Relations

Susan W. Specht

(206) 442-6592

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